                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              Boca Research, Inc.
                (Name of Registrant as Specified In Its Charter)

                              Boca Research, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                              BOCA RESEARCH, INC.
                             1377 CLINT MOORE ROAD
                           BOCA RATON, FLORIDA 33487

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 18, 1998

To the Shareholders of
  Boca Research, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Boca Research, Inc. will be held on Monday, May 18, 1998, at 9:00 a.m., Local Time, at the Embassy Suites Hotel, 661 Northwest 53rd Street, Boca Raton, Florida, for the following purposes:

     1. To elect six (6) Directors of the Company to serve until the next Annual Meeting of Shareholders as more fully described in the accompanying Proxy Statement.

     2. To consider and act upon a proposal to approve an amendment to the Boca Research, Inc. 1996 Non-Employee Director Stock Option Plan.

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The close of business on April 13, 1998 has been fixed by the Board of Directors as the record date for the determination of the Shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. Shareholders are requested to date, sign and mail the enclosed proxy promptly in the enclosed addressed envelope. If you should be present at the meeting and desire to vote in person, you may withdraw your proxy.

                                            By Order of the Board of Directors,

                                            /s/ Robert W. Federspiel
                                            Robert W. Federspiel, Secretary

April 18, 1998

                              BOCA RESEARCH, INC.
                             1377 CLINT MOORE ROAD
                           BOCA RATON, FLORIDA 33487

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                                                                  April 18, 1998

To the Shareholders of
  Boca Research, Inc.:

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Boca Research, Inc. (the "Company") from the holders of the Company's Common Stock to be used at the Annual Meeting of Shareholders and at any adjournments thereof. This meeting will be held at 9:00 a.m., Local Time, on Monday, May 18, 1998, at the Embassy Suites Hotel, 661 Northwest 53rd Street, Boca Raton, Florida. Light refreshments will be served at 8:30 a.m.

     Any proxy given pursuant to this solicitation may be revoked by notice in writing to the Secretary prior to the voting, by delivering a proxy bearing a later date or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy, however, will be effective until received by the Company at or prior to the Annual Meeting. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof. The giving of the proxy does not affect the right to vote in person should the shareholder attend the meeting.

     The entire cost of preparing and mailing the proxy material will be borne by the Company. Solicitation of proxies will be made by mail, personally, or by telephone or telegraph, by officers, directors and regular employees of the Company. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the shareholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred thereby.

     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, whether you plan to attend or not, you are urged regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

     The approximate date on which this proxy has been first mailed to Shareholders is April 18, 1998.

     Shares of Common Stock, par value $.01 per share (the "Common Stock"), are the only outstanding voting securities of the Company.

     The Board of Directors in accordance with the By-Laws has fixed the close of business on April 13, 1998, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting of the Shareholders and adjournments thereof. At the close of business on such date, the outstanding number of voting securities of the Company was 8,741,657 shares of Common Stock, each of which is entitled to one vote. All votes will be tabulated by employees of Boston EquiServe, the Company's transfer agent for the Common Stock, who will serve as inspectors of election. Abstentions and broker non-votes are each included in the determination of the number of shares present but are not counted on any matters brought before the meeting.

                               SECURITY OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998 (i) by each person who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) by each director and each Named Executive Officer (as defined elsewhere herein) who beneficially held shares of the Company's Common Stock as of such date and (iii) by all executive officers and directors of the Company as a group. Except as otherwise noted, each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law.

                                                              AMOUNT AND NATURE
                      NAME AND ADDRESS                          OF BENEFICIAL        PERCENT
                    OF BENEFICIAL OWNER                           OWNERSHIP          OF CLASS
                    -------------------                       -----------------      --------
Pioneering Management Corporation(1)........................       873,000             10.0%
  60 State Street
  Boston, MA 02104

The TCW Group, Inc.(2)......................................       526,600              6.0%
  865 South Figueroa Street
  Los Angeles, CA 90017

Anthony F. Zalenski(3)......................................       324,637              3.7%
Larry L. Light(4)...........................................        58,225                *
R. Michael Brewer(5)........................................        31,787                *
Martha A. Ritchason(6)......................................        37,730                *
Michael A. Reale(7).........................................        60,050                *
Chris Buffum(8).............................................         4,454                *
Robert W. Ferguson(9).......................................        85,110              1.0%
George Gan Chee Wai(10).....................................         6,666                *
Patrick J. Keenan(11).......................................        36,666                *
Joseph M. O'Donnell(12).....................................         6,000                *
W. James Price(13)..........................................       125,000              1.4%
Arthur R. Wyatt(14).........................................        15,000                *
All directors and executive officers as a group (12
  persons)(15)..............................................       791,325              9.1%

---------------
* Less than 1%

 (1) According to a Schedule 13G filed with the Securities and Exchange Commission on January 5, 1998.

 (2) According to Schedule 13G filed with the Securities and Exchange Commission on February 12, 1998.

 (3) Includes 262,918 shares with Mr. Zalenski has the right to acquire within sixty days pursuant to the 1992 Stock Option Plan.

 (4) Includes 56,893 shares which Mr. Light has the right to acquire within sixty days pursuant to the 1992 Stock Option Plan.

 (5) Includes 29,964 shares which Mr. Brewer has the right to acquire within sixty days pursuant to the 1992 Stock Option Plan.

 (6) Includes 30,016 shares which Ms. Ritchason has the right to acquire within sixty days pursuant to the 1992 Stock Option Plan.

 (7) Includes 58,303 shares which Mr. Reale has the right to acquire within sixty days pursuant to the 1992 Stock Option Plan.

 (8) Mr. Buffum resigned on February 20, 1998 and all options have been cancelled.

 (9) Includes 12,000 shares of common stock owned by a trust of Mr. Ferguson and 20,000 shares of Common Stock which Mr. Ferguson has the right to acquire within sixty days pursuant to the Company's 1992 and 1996 Non-Employee Director Stock Option Plan.

(10) Includes 6,666 shares which Mr. Gan has the right to acquire within sixty days pursuant to the 1992 Non-Employee Director Stock Option Plan.

(11) Includes 30,000 shares of Common Stock owned by Keewhit Investments Ltd., of which Mr. Keenan is a shareholder and the Chairman, President and Chief Executive Officer. Mr. Keenan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 6,666 shares of Common Stock which Mr. Keenan has the right to acquire within sixty days pursuant to the Company's 1996 Non-Employee Director Stock Option Plan.

(12) Includes 5,000 shares which Mr. O'Donnell has the right to acquire within sixty days pursuant to the 1996 Non-Employee Director Stock Option Plan.

(13) Represents 90,000 shares of Common Stock owned by various trusts for the benefit of Mr. Price, 25,000 shares of Common Stock owned by a trust for the benefit of Mr. Price's wife and 10,000 shares of Common Stock which Mr. Price has the right to acquire within sixty days pursuant to the Company's 1996 Non-Employee Director Stock Plan.

(14) Includes 5,000 shares of Common Stock which Mr. Wyatt has the right to acquire within sixty days pursuant to the Company's 1996 Non-Employee Director Stock Option Plan.

(15) Includes 491,426 shares which certain individuals have the right to acquire within sixty days pursuant to the Company's Non-Qualified Stock Option Plan, 1992 Stock Option Plan, 1992 Non-Employee Director Stock Option Plan and 1996 Non-Employee Director Stock Option Plan.

                             ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors at six for the coming year. At the Annual Meeting of Shareholders, the directors will be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Blaine E. Davis, Robert W. Ferguson, Patrick J. Keenan, Joseph M. O'Donnell, Arthur R. Wyatt and Anthony F. Zalenski, presently serving as directors, have been nominated for re-election to a term of office expiring at the next Annual Meeting of Shareholders, and each has consented to serve if elected. If any nominee is unable to serve, proxies will be voted for such other candidate as may be nominated by the Board of Directors. Messrs. W. James Price and George Gan Chee Wai, current directors of the Company, have determined to not stand for reelection at the Annual Meeting and, accordingly, their terms as directors will expire at the Annual Meeting.

     Directors will be elected by a plurality of the votes properly cast at the meeting. Abstentions and broker non-votes will not be treated as votes cast for this purpose.

NOMINEES

     The nominees for election as directors, their ages, their positions with the Company, the period during which they have served as directors and their principal occupations and other directorships held by them are set forth below.

     Blaine E. Davis, 62 years old, has been a director of the Company since January 1998. Mr. Davis has been a Senior Partner of Telecom Associates, Ltd., a provider of business development and management and advisory services, since 1995. From 1970 to 1995, Mr. Davis was employed by AT&T Corporation, where he held a variety of senior management positions.

     Robert W. Ferguson, 74 years old, has been a director of the Company since 1993 and has served as Chairman since May 1997. Mr. Ferguson has been President of Robert W. Ferguson and Associates, a consulting and investment firm, since its formation in 1986. Prior thereto, Mr. Ferguson held senior management positions with AT&T.

     Patrick J. Keenan, 65 years old, has been a director of the Company since February 1996. Mr. Keenan has been Chairman and Chief Executive Officer of Keewhit Investments Limited, an international investment holding company, since 1975. Mr. Keenan is a director of a number of privately held corporations.

     Joseph M. O'Donnell, 50 years old, has been a director of the Company since September 1996. Mr. O'Donnell has been Chairman since February 1997 and Chief Executive Officer and President since July 1994 of Computer Products, Inc., a distributor of computer products. From March 1994 to June 1994 and from October 1992 to September 1993, Mr. O'Donnell was Managing Director of O'Donnell Associates, a consulting firm. From October 1993 to February 1994, Mr. O'Donnell served as Chief Executive Officer of Savin Corporation, an office products distributor and, from June 1990 to September 1992, Mr. O'Donnell served as President and Chief Executive Officer of Go/Dan Industries, a manufacturer of automotive parts. Mr. O'Donnell is also a Director of V-Band Corporation, a manufacturer of computer systems.

     Arthur R. Wyatt, 70 years old, has been a director of the Company since May 1997. Mr. Wyatt has been a professor at the University of Illinois since 1992. Mr. Wyatt is a member of the audit committee of the Farm Credit Bank System, a director of First Busey Corporation and a member of the Board of Trustees of the University of Illinois Foundation. Mr. Wyatt is also a consultant to the Office of the Chief Accountant of the Securities and Exchange Commission on matters concerning the evolution of international accounting standards. Mr. Wyatt has previously served as a member of the Financial Accounting Standards Board and as a member of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. Mr. Wyatt was previously a Managing Director of Arthur Andersen & Co.

     Anthony F. Zalenski, 53 years old, is the Company's President and Chief Executive Officer and has served in that capacity since September 1994. Mr. Zalenski served as Corporate Vice President, Worldwide Sales and Marketing, Information Systems Group of Motorola UDS from 1988 through 1993, and as Executive Vice President and Chief Operating Officer of Motorola UDS prior to joining the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

BOARD MEETINGS

     The Company's Board of Directors met seven times during the year ended December 31, 1997. Each director of the Company (other than Mr. Gan and Mr. Keenan) attended at least 75% of the aggregate of all board meetings and meetings of committees on which he served.

COMMITTEES

     The Company's Board of Directors has established an Audit Committee and Compensation Committee.

     The functions of the Audit Committee include reviewing the Company's accounting policies, practices and controls and the results of the annual audits of the Company's accounts conducted by the Company's independent auditors and the recommendations of the auditors with respect to accounting systems and controls. The members of the Audit Committee during 1997 were Messrs. Ferguson, Keenan and Wyatt.

     The functions of the Compensation Committee include reviewing and approving the Company's compensation and benefit policies and administering the Company's stock option and purchase plans. The members of the Compensation Committee during 1997 were Messrs. Ferguson, O'Donnell and Price.

                              CERTAIN TRANSACTIONS

     In September 1995, the Company acquired approximately 50% of the Common Stock of MBf/Boca Asia Pacific Sdn Bhd, a joint venture in Malaysia which will primarily distribute the Company's products in the Pacific Rim. The purchase price for the Common Stock was $375,000, of which $100,000 was paid in January 1996 and $275,000 was paid in March 1996. In 1997, sales to the joint venture were approximately $1,874,000 and the accounts receivable balance due to the Company at December 31, 1997 was $633,251. George Gan Chee Wai, a director of the Company, is President of MBf Technology Group which owns, through a subsidiary, 50% of the Common Stock in the joint venture.

                             EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation earned by or paid to the Company's Chief Executive Officer, the Company's four most highly compensated executive officers (other than the Chief Executive Officer) who served in such capacities on December 31, 1997 and two other executive officers who resigned from their positions during 1997 (the "Named Executive Officers") for all services rendered in all capacities to the Company and its subsidiaries for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG TERM
                                                                                                COMPENSATION
                                                       ANNUAL                             -------------------------
                                                    COMPENSATION            OTHER
             NAME AND                           --------------------        ANNUAL        OPTIONS/      ALL OTHER
        PRINCIPAL POSITION             YEAR      SALARY      BONUS       COMPENSATION     SARS(1)      COMPENSATION
        ------------------             ----      ------      -----       ------------     --------     ------------
Anthony F. Zalenski................    1997     $357,517      --           $ 41,538(2)    138,753(3)        4,000(4)
  President and CEO                    1996     354,862       --             --            50,000           3,750(4)
                                       1995     222,178     220,000          --             --            118,705(5)

R. Michael Brewer..................    1997     172,538       --             --            60,895(3)        4,000(4)
  Senior Vice President                1996     127,293       --             59,510(6)     14,134           3,106(4)
                                       1995     115,183     112,172         260,098(6)     15,000           2,952(4)

Chris Buffum.......................    1997     155,928       --              5,177(2)     46,271(3)        4,000(4)
  Senior Vice President of             1996     143,397       --             53,561(6)     46,281           3,611(4)
  OEM Worldwide Sales(7)               1995     182,148       --             --             --              4,580(4)

Michael A. Reale...................    1997     173,910       --             --            49,911(3)        4,000(4)
  Senior Vice President of             1996     129,743       --             --            11,496           2,571(4)
  Manufacturing                        1995     102,245     116,152          --            50,000          11,827(4)(5)

Martha A. Ritchason................    1997     145,387       --              8,307(2)     70,046(3)        3,600(4)
  Vice President of Human Resources    1996     113,567       --             --            29,736           2,654(4)
                                       1995      84,296      76,730          --            40,000           2,019(4)

Larry L. Light.....................    1997     130,868       --              2,596(2)     28,680(3)        3,375(4)
  Vice President of                    1996     120,139       --             --            10,553           3,000(4)
  Engineering                          1995     107,992      98,652          --            50,000           2,596(4)

Charles R. Kenmore.................    1997     158,575       --             --            26,225(3)        4,000(4)
  Senior Vice President/Gen.
    Manager                            1996     203,005       --             --            13,192           3,750(4)
  International(8)                     1995     175,229      33,875          --            50,000           4,252(4)

Lawrence F. Steffann...............    1997     208,953       --             54,347(6)      --             --
  Chief Operating Officer(9)           1996     128,621       --             --            15,076           3,211(4)
                                       1995     122,325     114,000         428,776(6)     33,000           3,000(4)

---------------
(1) Represents shares of Common Stock issuable upon exercise of options granted to the named executive officer under the Company's 1992 Stock Option Plan.

(2) Represents the payment of accrued and unused vacation to the Named Executive Officer.

(3) Includes the following shares subject to options which were granted in exchange for the cancellation of certain options held by such persons: Mr. Zalenski 38,753; Mr. Brewer 19,895; Mr. Buffum 20,271; Mr. Reale 8,911; Ms. Ritchason 47,546; Mr. Light 8,180; and Mr. Kenmore 10,225.

(4) Reflects cash compensation contributed by the Company pursuant to its 401(k) Plan on behalf of the named executive officer.

(5) Reflects non-qualified moving expenses reimbursed by the Company to Mr. Zalenski and Mr. Reale.

(6) Represents other compensation resulting from the exercise of options under the Company's Non-Qualified Stock Option Plan and 1992 Stock Option Plan.

(7) Mr. Buffum resigned his position as Senior Vice President of OEM Worldwide Sales on February 20, 1998.

(8) Mr. Kenmore resigned his position as Senior Vice President/General Manager International on November 10, 1997.

(9) Mr. Steffann resigned his position as Chief Operating Officer on January 10, 1997.

GRANTS OF STOCK OPTIONS

     The following table shows with respect to the Named Executive Officers information with respect to options granted under the Company's Stock Option Plans during 1997. In April 1997, the Company offered the holders of options to purchase an aggregate of 465,689 shares (including Messrs. Zalenski, Brewer, Buffum, Kenmore, Light, Reale, and Ms. Ritchason) the opportunity to exchange such options for options to purchase a fewer number of shares (314,416 in the aggregate) at an exercise price of $6.75 per share which vest in three annual installments, commencing in April 1998. These new options are included in the table below.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           % OF TOTAL                                POTENTIAL REALIZED
                                            OPTIONS                                   VALUE AT ASSUMED
                                            GRANTED                                 RATES OF STOCK PRICE
                                               TO                                     APPRECIATION FOR
                                           EMPLOYEES                                   OPTION TERM(2)
                                 OPTIONS   IN FISCAL     EXERCISE     EXPIRATION   ----------------------
             NAME                GRANTED      YEAR       PRICE(1)        DATE         5%          10%
             ----                -------   ----------    --------     ----------      --          ---
Anthony F. Zalenski............  100,000        10%       $6.6875       11/21/07   $420,000    $1,066,000
                                  38,753(3)      4%        6.7500       04/01/07    164,313       416,982

Larry L. Light.................   12,500         1%        8.3750       01/16/07     65,813       166,813
                                   8,000         1%        6.6875       11/21/07     33,600        85,280
                                   8,180(3)      1%        6.7500       04/01/07     34,683        88,017

R. Michael Brewer..............   16,000         2%        8.3750       01/16/07     84,240       213,520
                                  25,000         3%        6.6875       11/21/07    105,000       266,500
                                  19,895(3)      2%        6.7500       04/01/07     84,355       214,070

Chris Buffum...................   13,500         1%        8.3750       01/16/07     71,078       180,158
                                  12,500         1%        6.6875       11/21/07     52,500       133,250
                                  20,271(3)      2%        6.7500       04/01/07     85,949       218,116

Martha A. Ritchason............   12,500         1%        8.3750       01/16/07     65,813       166,813
                                  10,000         1%        6.6875       11/21/07     42,000       106,600
                                  47,546(3)      5%        6.7500       04/01/07    201,585       511,595

Michael Reale..................   16,000         2%        8.3750       01/16/07     84,240       213,520
                                  25,000         3%        6.6875       11/21/07    105,000       266,500
                                   8,911(3)      1%        6.7500       04/01/07     37,783        95,883

Charles Kenmore................   16,000         2         8.3750       01/16/07     84,240       213,520
                                  10,225(3)      1%        6.7500       04/01/07     43,456       110,021

Lawrence F. Steffann...........       --        --             --             --         --            --

---------------
(1) The exercise price of the option represented the fair market value of the Common Stock on the date of grant. The options become exercisable in three equal annual installments, commencing on the first anniversary of the date of grant.

(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Represents shares subject to options granted in April 1997 in exchange for the cancellation of certain options previously granted to the Named Executive Officer.

OPTIONS REPRICING

     The following table shows with respect to the Named Executive Officers information with respect to the repricing of stock options during 1997. The repricing was effected by offering the Named Executive Officers the right to exchange options previously granted to such individuals for options to purchase a fewer number of shares at an exercise price equal to the fair market value on the date of exchange and with a new three year vesting period.

                           TEN YEAR OPTION REPRICING

                                                                                                 LENTH OF
                                                             MARKET PRICE OF                     ORIGINAL
                                        NUMBER OF OPTIONS     STOCK AT TIME    NEW EXERCISE    TERM AT DATE
            NAME                DATE       REPRICED(1)        OF REPRICING         PRICE       OF REPRICING
            ----               -------  ------------------   ---------------   -------------   ------------
Anthony F. Zalenski..........  4/01/97        50,000              $6.75            $6.75          9 Years
Larry L. Light...............  4/01/97        10,553               6.75             6.75          9 Years
R. Michael Brewer............  4/01/97        29,134               6.75             6.75          8 Years
Chris Buffum.................  4/01/97        34,872               6.75             6.75          9 Years
Martha A. Ritchason..........  4/01/97        69,736               6.75             6.75          7 Years
Michael Reale................  4/01/97        11,496               6.75             6.75          9 Years
Charles Kenmore..............  4/01/97        13,192               6.75             6.75          9 Years
Lawrence F. Steffann.........    --               --                 --               --               --

---------------

(1) The Named Executive Officers were granted options to purchase the following number of shares in exchange for the cancellation of the options listed in the table; Mr. Zalenski: 38,753; Mr. Light: 8,180; Mr. Brewer: 19,895; Mr.
    Buffum: 20,271; Mr. Reale: 8,911; Mr. Ritchason: 47,546; and Mr. Kenmore; 10,225.

STOCK OPTION EXERCISES AND FISCAL YEAR END STOCK OPTION VALUES

     The following table shows with respect to the Named Executive Officers (i) the number of shares of Common Stock underlying options exercised during 1997,
(ii) the aggregate dollar value realized upon the exercise of such options,
(iii) the total number of exercisable and unexercisable options held on December 31, 1997, and (iv) the aggregate dollar value of in-the-money options on December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND OPTION VALUES AT DECEMBER 31, 1997

                                 SHARES                         NUMBER OF               VALUE OF UNEXERCISED
                               ACQUIRED ON    VALUE        UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
            NAME                EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
            ----               -----------   --------   -------------------------   ----------------------------
Anthony F. Zalenski..........        --            --        250,000/138,753                  $-- / --
Lawrence F. Steffann(2)......    22,167        54,346            -- / --                       -- / --
Larry L. Light...............        --            --         33,333/ 45,347                   -- / --
R. Michael Brewer............        --            --         18,000/ 60,895                   -- / --
Chris Buffum(3)..............        --            --          6,666/ 57,680                   -- / --
Charles R. Kenmore(4)........        --            --            -- / --                       -- / --
Michael Reale................        --            --         33,333/ 66,578                   -- / --
Martha A. Ritchason..........        --            --         10,000/ 70,046                   -- / --

---------------

(1) This represents the excess of the fair market value of the Company's Common Stock of $5.25 per share as of December 31, 1997 over the exercise price of the options. The fair market value of the Common Stock on December 31, 1997 was less than the exercise prices of the options held by the Named Executive Officers.

(2) Mr. Steffann resigned his position as Chief Operating Officer of the Company on January 10, 1997 and consequently all of the unexercisable options granted to him were terminated in 1997 pursuant to the terms of the Company's stock option plans.

(3) Mr. Buffum resigned his position as Senior Vice President of OEM Worldwide Sales of the Company on February 20, 1998 and consequently all of the unexercisable options granted to him have been terminated in 1998 pursuant to the Company's stock option plans.

(4) Mr. Kenmore resigned his position as Senior Vice President/General Manager, International on November 10, 1997 and consequently all of the unexercisable options granted to him were terminated in 1997 pursuant to the Company's stock option plans.

DIRECTOR COMPENSATION

     Directors of the Company who are not employees of the Company receive an annual fee of $5,000 and $1,000 for each board or committee meeting attended, except that such persons receive $500 for attendance at each committee meeting held on the same day as a board meeting and for participation in each meeting by telephone. The Chairman of the Board of Directors also receives an annual fee of $5,000. The Chairmen of the Audit Committee and Compensation Committee also receive an annual fee of $2,000. The directors are entitled to reimbursement of out-of-pocket expenses incurred in connection with attending board or committee meetings. Subject to the approval of the amendment to the 1996 Non-Employee Director Stock Option Plan, each non-employee director will become eligible to be granted options to purchase 10,000 shares of Common Stock and the Chairman of the Board of Directors will become eligible to be granted options to purchase an additional 5,000 shares of Common Stock under the Company's 1996 Non-Employee Director Stock Option Plan. The options will vest in full on the date of grant.

EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL AGREEMENTS

     The Company has entered into an Employment Agreement with Anthony F. Zalenski, which provides that for consecutive one-year terms unless terminated upon 60 days' prior notice by either the Company or Mr. Zalenski, Mr. Zalenski will serve as President and Chief Executive Officer of the Company for an annual base salary of $360,000. During each one-year term, Mr. Zalenski will be entitled to be paid an incentive bonus equal to a percentage of the annual base salary then in effect, subject to achieving such financial targets as the Company's Compensation Committee of the Board of Directors may determine. In the event that Mr. Zalenski's employment is terminated without cause, Mr. Zalenski is entitled to receive severance pay equal to one year's salary plus bonus. In the event of a change of control of the Company, the Compensation Committee of the Board of Directors is required to make appropriate provisions for the continuation of the stock options held by Mr. Zalenski (to the extent such options are not exercisable) by substituting on an equitable basis options to purchase similar securities of the entity acquiring or succeeding to the rights of the Company in such change of control.

     The Company has entered into a letter agreement with Michael Reale which provides that if the employment of Mr. Reale is terminated without cause, he is entitled to receive severance pay equal to one year's salary. In connection with Mr. Steffann's resignation in January 1997, the Company and Mr. Steffann entered into a Separation Agreement and General Release, pursuant to which, among other things, the Company agreed to make a severance payment to Mr. Steffann in the amount of $130,000, representing Mr. Steffann's base annual salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors during 1997 were Messrs. Ferguson, O'Donnell and Price.

                          APPROVAL OF AMENDMENT OF THE
                 BOCA RESEARCH, INC. 1996 NON-EMPLOYEE DIRECTOR
                               STOCK OPTION PLAN

GENERAL

     The Boca Research, Inc. 1996 Non-Employee Director Stock Option Plan (the "Director Plan"), which was approved by the Board of Directors on February 6, 1996 and approved by the shareholders on May 20, 1996, provides for the grant of options to purchase Common Stock of the Company to non-employee directors of the Company. The Director Plan is intended to promote the interests of the Company by providing an inducement to attract and retain the services of qualified persons who are not employees or officers of the Company to serve as members of the Company's Board of Directors.

     Set forth below is a summary of the principal provisions of the Director Plan, a copy of which may be obtained from the Secretary of the Company upon request. The Board of Directors recommends that the shareholders approve the Director Plan. The affirmative vote of the holders of at least a majority of the Common Stock voting in person or by proxy at the meeting will be required for the approval of the amendment Director Plan.

PROPOSED AMENDMENT TO THE DIRECTOR PLAN

     The Board of Directors has adopted an amendment to the Director Plan, subject to approval by the shareholders, which provides for the automatic grant of an option to purchase 10,000 shares of Common Stock to each non-employee director under the following circumstances: (i) an option will automatically be granted to each non-employee director on the date the amendment to the Director Plan is approved by the shareholders of the Company; (ii) an option will automatically be granted to each non-employee director who is initially elected to the Board of Directors after the approval of the amendment to the Director Plan by the shareholders, upon his or her election to the Board of Directors; and (iii) an option will be granted to each non-employee director on the date of each meeting of the shareholders of the Company at which such director is reelected to the Board of Directors. In addition, the Chairman of the Board of Directors will receive an automatic grant of an option to purchase an additional 5,000 shares of Common Stock under the following circumstances: (i) an option will automatically be granted to the Chairman on the date the amendment to the Director Plan is approved by the shareholders of the Company; and (ii) an option will automatically be granted to the Chairman upon his or her initial election to the Board of Directors or reelection as Chairman.

ADMINISTRATION AND ELIGIBILITY

     The Director Plan is administered by the Board of Directors or by a committee appointed by the Board. A total of up to 200,000 shares of Common Stock may be issued upon the exercise of options granted under the Director Plan. Any shares subject to options granted pursuant to the Director Plan which terminate or expire unexercised will be available for future grants under the Director Plan. Only directors of the Company who are not employees or officers of the Company or any subsidiary ("Outside Directors") will be eligible to receive options under the Director Plan. The Company currently has five Outside Directors (which number may change in the future). All options granted under the Director Plan will be non-qualified options not entitled to special tax treatment under Section 422 of the Code.

TERMS OF OPTIONS

     The exercise price per share for all options granted under the Director Plan shall be the fair market value of the shares of Common Stock covered by the option on the date of grant of such option. All options vest in full on the date of grant. The term of each option will be for a period of 10 years from the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable only while the optionee is serving as a Director of the Company or within 30 days after the optionee ceases to serve as a Director of the Company (except that if the director becomes disabled or dies while serving as a Director of the Company, the option is exercisable prior to the last day of the sixth or twelfth month, respectively, following the date which such person ceases to be a Director). The exercise price of options granted under the Director Plan must be paid in full upon exercise, and payment may be made in cash or in shares of the Common Stock of the Company already owned for a period of six months by the person exercising such option, or in some combination thereof.

TERMINATION OR AMENDMENT OF THE DIRECTOR PLAN

     Unless sooner terminated, the Director Plan shall terminate on February 6, 2006, ten years from the date upon which the Director Plan was originally approved by the Board of Directors of the Company. The Board of Directors may at any time terminate, modify or amend the Director Plan; provided, however, that no modification or amendment may be made more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder, if the effect of such amendment or modification would be to change (i) the requirements for eligibility under the Director Plan, (ii) the timing of the grants of options to be granted under the Director Plan, or (iii) the number of shares subject to options to be granted under the Director Plan either in the aggregate or to one Director. Any amendment to the provisions of the Director Plan which (i) materially increases the number of shares which may be subject to options granted under the Director Plan, (ii) materially increases the benefits accruing to optionees under the Director Plan, or (iii) materially modifies the requirement for eligibility to participate in the Director Plan, shall be subject to approval by the Company's shareholders. Termination, modification or amendment of the Director Plan shall not, without the consent of an optionee, affect such optionee's rights under an option previously granted to him or her.

RECAPITALIZATION; REORGANIZATION; CHANGE OF CONTROL

     The Director Plan provides that the number and kind of shares as to which options may be granted thereunder and as to which outstanding options then unexercised shall be exercisable shall be adjusted to prevent dilution in the event of any reorganization or recapitalization (other than as the result of an Acquisition, as such term is hereinafter defined), reclassification, stock subdivision, combination of shares or dividends payable in capital stock. If the Company is to be consolidated with or acquired by another entity in a merger, or in a sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the Board of Directors of any entity assuming the obligations of the Company (the "Successor Board"), shall, as to outstanding options, either (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (ii) upon written notice to the optionees, provide that all options must be exercised (to the extent then exercisable) within a specified number of days of the date of such notice, at the end of which period the options shall terminate, or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such options (to the extent then exercisable) over the exercise price thereof.

     Upon dissolution or liquidation of the Company, all options granted under the Director Plan shall terminate.

     If the amendment to the Director Plan is approved at the Annual Meeting, each of the non-employee directors, consisting of Messrs. Davis, Ferguson, Keenan, O'Donnell and Wyatt, will be granted an option to purchase 10,000 shares and Mr. Ferguson will be granted an option to purchase an additional 5,000 shares, as Chairman of the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph set forth below compares the cumulative total shareholder return on the Common Stock of the Company for the period from February 25, 1993, the date of the Company's initial public offering, to December 31, 1997, with the cumulative total return on the NASDAQ-U.S. Index, the NASDAQ Computer Manufacturers Index and the NASDAQ Non-Financial Stock Index (assuming the investment of $100 in the Company's Common Stock, the NASDAQ-U.S. Index, the NASDAQ Computer Manufacturers Index and the NASDAQ Non-Financial Stock Index on February 25, 1993, and reinvestment of all dividends).

                                                                   CRSP Index       CRSP Index
                                                  CRSP Index       for NASDAQ       for NASDAQ
     Measurement Period       'Boca Research,     for NASDAQ     Non-Financial       Computer
   (Fiscal Year Covered)           Inc.'         Stock Market        Stocks            MFG
2/25/93                             100              100              100              100
12/31/93                             70              116              118               98
12/30/94                             90              113              113              108
12/29/95                            265              164              161              170
12/31/96                            104              202              194              228

REPORT OF THE COMPENSATION COMMITTEE

  Overview

     In 1997, the Compensation Committee of the Board of Directors was composed of three non-management directors, Messrs. Ferguson, O'Donnell and Price. The Committee is responsible for setting the overall policies that govern the Company's executive compensation plan and seeks to provide executive compensation that will attract and retain talented executives.

  Compensation Principles

     The Company's Earnings Per Share (EPS) is the focal point and performance measure for the annual incentive plan. The executive compensation plan is fundamentally a pay for performance program which is designed to stimulate a sense of ownership, to reinforce the importance of teamwork and to provide rewards that are commensurate with the profitability of the Company. In essence, the plan is designed to reinforce the strategic goals of the Company and therefore is critical in promoting long-term shareholder value.

     To meet these objectives, the Company has a compensation program that provides a base salary, an annual cash incentive opportunity and long-term equity based compensation. Employees are eligible to receive the cash incentive and long-term equity based compensation only upon the Company's achievement of a significant increase in EPS growth. In determining executive compensation, the Committee evaluates both the total compensation package and its individual elements, and considers compensation data developed by independent compensation consultants for companies in the computer manufacturing industry which are the Company's competitors for executive talent.

  Base Salaries

     Base salary levels are targeted at levels sufficient to attract and retain the highest quality executives, only when viewed in conjunction with the other elements of the executive compensation program. The Company continues in 1998 to link total management pay with company profitability. Increases in compensation will be earned solely on business success through the incentive bonus plan and stock option awards plan. Adjustments to base salaries will be made only on a exception basis to eliminate pay inequities.

  Annual Incentives -- Cash Bonuses

     All senior executives of the Company are eligible to participate in the annual incentive bonus plan. This plan is designed to recognize and reward senior executives for their contributions to the overall growth and profitability of the Company. The plan offers a downside since bonuses are not normally paid if the Company does not achieve the significant increase in EPS growth required by the plan. The total compensation for each member of the executive team, if the targets are not met, is then limited to the base salary. Under this plan, members of senior management are eligible to earn significant rewards, but only as the Company becomes increasingly profitable.

     The plan is designed to offer higher than average rewards but only for considerably better than average performance which results in a significant increase in EPS growth. The executives have a predetermined payout as a percentage of base salary if certain levels of EPS are achieved. If the Company's actual EPS is below a threshold level, then awards, if any, may only be granted at the sole discretion of the Compensation Committee. Once the threshold level of performance is achieved, awards are earned up to a maximum amount. The actual payout will be determined by the Chief Executive Officer, in conjunction with the Compensation Committee, based on each executive's actual performance. However, the individual executive will not have his or her eligible incentive reduced to less than 50 percent of the award earned based on the level of EPS achievement.

     In light of the Company's financial results in 1997, no bonuses were paid to the Company's senior management since the Company did not achieve the EPS targets established under the plan.

  Long-term Equity Compensation -- Stock Options

     The Company adopted the 1992 Stock Option Plan to attract, retain and incentivize eligible key employees by encouraging and enabling them to obtain an equity interest in the Company, thereby aligning their interest with the long-term interest of the Company and its shareholders. The Stock Option Plan is a vehicle for recognizing the key influence that today's planning and strategic decision-making has on future profitability. The Compensation Committee supports the granting of stock options as a significant proportion of the compensation opportunity available to executives under the Company's compensation program.

     Stock options are generally granted at prices equal to the fair market value of the Common Stock on the date of grant. Therefore, any gain from the exercise of stock options will occur only when the price of the Company's Common Stock increases above the option grant price, which in turn reflects the creation of shareholder value. In 1997, the Compensation Committee granted stock options to the Named Executive Officers as outlined in the Summary Compensation Schedule. In 1997, the market price for the Common Stock of the Company decreased such that options held by key employees had exercise prices substantially above the market price. The Compensation Committee concluded that in order for stock options to continue to provide a sufficient incentive to the Company's key employees, the replacement of these "underwater" options with newly priced options was necessary. Accordingly, on April 1, 1997, the Compensation Committee offered employees of the Company, including the Named Executive Officers, the opportunity to exchange previously granted options to purchase 465,689 shares for options to purchase an aggregate of 314,416 shares at an exercise price of $6.75 per share, representing the fair market value of the Common Stock on the date of exchange. The replacement options provided for the purchase of a fewer number of shares of Common Stock and a new three-year vesting period. In determining to make the option replacement offer to employees, the Compensation Committee considered the fairness of such replacement in relation to the Company's other stockholders. The Compensation Committee concluded that replacement of a fewer number of shares would reduce stockholder's dilution while permitting the Company to more effectively retain and motivate its employees.

  Compensation -- Chief Executive Officer

     The Compensation Committee considers competitive marketplace compensation data paid to executives by other companies in setting the compensation of Mr. Zalenski. The Committee's annual objective in setting Mr. Zalenski's base salary is that it be close to the median of salaries paid to chief executive officers in peer companies and other high technology companies of approximately the same size as the Company. The annual incentive plan is designed to permit Mr. Zalenski, in a similar fashion to other executive officers, to earn substantial cash incentives, but only if targeted earnings per share goals are achieved. The Committee determines the performance objectives, specifically defining the significant EPS growth required and set forth in the annual incentive plan, as described herein. Finally, the Committee believes that stock options are a significant part of Mr. Zalenski's compensation package and has made grants of stock options to him to emphasize the importance of long-term shareholder value. In 1997, Mr. Zalenski was paid a base salary of $357,517. In addition, Mr. Zalenski was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $6.6875 per share, the fair market value of the Common Stock on date of grant. In 1997, the Company also permitted Mr. Zalenski to exchange options to purchase 50,000 shares of Common Stock, with an exercise price of $19.50 per share, for options to purchase 38,753 shares, with an exercise price of $6.75, the fair market value of the date of grant.

                                            COMPENSATION COMMITTEE

                                            Robert W. Ferguson
                                            Joseph M. O'Donnell
                                            W. James Price

       COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than ten percent beneficial owners were complied with.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected the firm of Deloitte & Touche LLP as the independent public accountants for the Company for the year ended December 31, 1998. Deloitte & Touche LLP has acted in this capacity since 1991. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting for the purpose of making a statement if he so desires and to respond to appropriate questions.

                             SHAREHOLDERS PROPOSALS

     For the 1999 Annual Meeting of Shareholders, shareholder proposals must be received by the Secretary of the Company not later than December 15, 1998.

                                 OTHER MATTERS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that which is set forth herein. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying Proxy Card to vote proxies on such matters in accordance with their judgment.

                                            By Order of the Board of Directors

                                            Robert W. Federspiel, Secretary

Boca Raton, Florida
April 18, 1998

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                        1. Election of Directors.
----------------------------------                                     BLAINE DAVIS                       WITH-    FOR ALL
        BOCA RESEARCH, INC.                                         ROBERT W. FERGUSON          FOR       HOLD     EXEMPT
----------------------------------                                   PATRICK J. KEENAN          [ ]        [ ]       [ ]
                                                                    JOSEPH M. O'DONNELL
                                                                       ARTHUR WYATT
                                                                    ANTHONY F. ZALENSKI


RECORD DATE SHARES:                                        If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's(s')
                                                           name(s). Your shares will be voted for the remaining nominee(s).

                                                        2. For the approval of an amendment to the 1996 Non-Employee Director
                                                           Stock Option Plan.
                                                                                                FOR      AGAINST   ABSTAIN
                                                                                                [ ]        [ ]       [ ]

                                                        3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

                                                           Receipt is hereby acknowledged of the Notice of Annual Meeting of
                                                           Shareholders and the Proxy Statement and Annual Report furnished therewith.

                                                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.
                                            -------------
Please be sure to sign and date this Proxy.  Date
---------------------------------------------------------  Mark box at right if an address change or comment has been [ ]
                                                           noted on the reverse side of this card.

     Shareholder sign here          Co-owner sign here
---------------------------------------------------------

DETACH CARD                                                         DETACH CARD

                              BOCA RESEARCH, INC.

Dear Shareholder,

Please take note of the important information enclosed with this Proxy Ballot which is discussed in detail in the enclosed proxy material.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, May 18, 1998.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Boca Research, Inc.

                              BOCA RESEARCH, INC.

                 ANNUAL MEETING OF SHAREHOLDERS - MAY 18, 1998

The undersigned hereby appoints Anthony F. Zalenski and Robert W. Federspiel, or either of them, with power of substitution, Proxies to vote at the Boca Research, Inc. Annual Meeting of Shareholders on May 18, 1998, and any adjournments or postponements thereof, all shares of Common Stock of Boca Research, Inc. that the undersigned is entitled to vote at such meeting on matters which may properly come before the Annual Meeting in accordance with and as more fully described in the Notice of Annual Meeting of Shareholders and the Proxy Statement.

THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH YOUR DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE YOUR SHARES FOR THE PROPOSAL ON THE REVERSE SIDE.

---------- PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY ----------
                           IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign, if a corporation, this signature should be that of an authorized officer who should state his or her title.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

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